Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements (Nos. 333-264065 and 333-212234 on Form S-8, and No. 333-280025 on Form S-3) of Energy Services of America Corporation of our reports dated December 15, 2025, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in the Annual Report on Form 10-K for the year ended September 30, 2025.

/s/ Urish Popeck & Co., LLC

Pittsburgh, Pennsylvania

December 15, 2025